Exhibit 99.1

Forest Oil Provides Eagle Ford Shale Update, Announces Second Half 2012 Capital and Drilling Program, Estimated Second Quarter 2012 Net Sales Volumes, and Second Half 2012 Guidance

Strong Results from Recent Wells in the Eagle Ford Shale

Company Adjusting Capital Spending and Pursuing Potential Divestitures to Enhance Financial Strength and Flexibility

DENVER--(BUSINESS WIRE)--July 9, 2012--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today provided an update on its Eagle Ford Shale operations, and announced its second half 2012 capital and drilling program, estimated second quarter 2012 net sales volumes, and second half 2012 guidance.

Eagle Ford Shale Update

Since Forest’s last operational update, three horizontal wells have been completed in the central fairway of the Company’s Eagle Ford acreage position that had an average 24-hour maximum production rate of 787 Boe/d (96% oil). The first two wells had a 30-day average production rate of 535 Boe/d (95% oil), and the third well, which has been on production for 18 days, has averaged 616 Boe/d (94% oil).

Given these and earlier 2012 well results, a second drilling rig was recently moved to the field.

Drilling in the Eagle Ford is focused in the central fairway of Forest’s acreage position, where the Company has experienced the most consistent results and has the largest, most contiguous block of acreage. This approach provides the opportunity to maximize drilling efficiencies, while further reducing the average well cost below $6 million as the program incorporates pad drilling.

The recent wells, and the earlier 2012 wells located in the central fairway, meet or exceed Forest’s type curve. The type curve projects an estimated ultimate recovery of 300 Mboe, with a pre-tax drilling rate of return of approximately 25% based on a $80 WTI crude price and a $6 million well cost.

Interim CEO Patrick R. McDonald commented, “The strong results from these wells in our Eagle Ford acreage position give us confidence we have an economic and attractive oil play. While discussions continue with parties interested in our Eagle Ford asset, we have identified a go-it-alone plan that is attractive to the Company and should allow us to hold approximately 40,000 net acres. We can then look to monetize a portion of the remaining acreage through small divestitures or farm-outs.”

Without the introduction of a joint venture partner, Forest plans to hold approximately 40,000 net acres with a 100% working interest over the next several years, initially with two rigs and eventually with three rigs. This acreage position has 500 total locations identified based on 80 acre spacing. Employing a two rig program, and the current schedule of drilling and well completions, net sales volumes from the Eagle Ford play is expected to exit the year at 3,000 Boe/d, from a second quarter 2012 average production rate of approximately 1,000 Boe/d.

Second Half 2012 Capital and Drilling Program

Forest intends to fund the Eagle Ford development program and reduce overall capital spending rates by cutting capital from lower return liquids projects in East Texas and the Panhandle area. Specifically, by the fourth quarter of 2012, in addition to the two rigs running in the Eagle Ford, Forest will have two rigs running in the Panhandle, down from five currently, targeting the Hogshooter and other oil intervals and one rig running in East Texas targeting liquids intervals, down from two currently.

Second half 2012 capital expenditures are estimated to be between $190 million and $210 million (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred), down from an estimated $435 million in the first half of 2012. By the fourth quarter of 2012, Forest expects its capital spend run rate to be approximately equal to expected cash flow based on current commodity prices.

Mr. McDonald stated, “Adjusting the capital spending rate is the first step in improving the Company’s financial strength and flexibility. Over the coming months we will proceed with additional steps by identifying and selling non-reserve based and non-core assets. In our core areas where we have reduced capital spending, our acreage is held by production; therefore, we can return to those areas with a more aggressive development program in a more robust commodity price environment.”

Estimated Second Quarter 2012 Net Sales Volumes

Second quarter 2012 net sales volumes are estimated to average approximately 335 MMcfe/d (68% natural gas and 32% oil and liquids). Second quarter net sales volumes were negatively impacted by approximately 8 MMcfe/d due primarily to downtime associated with a fire at Eagle Rock’s Phoenix-Arrington Ranch natural gas processing facility in Hemphill County, Texas. The facility returned to operations on July 3, 2012.

Second Half 2012 Guidance

The detail below represents Forest’s updated guidance for net sales volumes and capital expenditures for the second half of 2012. The updated guidance remains subject to the cautionary statements and limitations contained in Forest’s December 12, 2011 press release under the caption “2012 Guidance” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated below, guidance detailed in Forest’s press releases dated December 12, 2011 and April 30, 2012 remains unchanged.

Net Sales Volumes: Net sales volumes are expected to average 320 – 330 MMcfe/d (67% natural gas, 17% oil, and 16% natural gas liquids) during the second half of the year. Natural gas volumes are forecasted to average 215 – 220 MMcf/d, oil volumes are forecasted to average 9,100 – 9,400 Bbls/d and natural gas liquids volumes are forecasted to average 8,500 – 8,800 Bbls/d.

Capital Expenditures: Forest intends to invest between $190 million and $210 million for capital activities (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred) during the second half of the year.

	First Half	Second Half
	Estimates*	Guidance	Change

Natural Gas (MMcf/d)	229	215 - 220	-4% to -6%

Crude Oil (Bbls/d)	8,375	9,100 - 9,400	+9% to +12%

Natural Gas Liquids (Bbls/d)	9,400	8,500 - 8,800	-6% to -10%

Net Sales Volumes (MMcfe/d)	336	320 - 330	-2% to -5%

Capital Expenditures(1)($MM)	$435	$190 - $210	-52% to -56%

*Includes forecasted second quarter 2012 results

(1)	Includes estimated exploration and development expenditures of approximately $380 million and land and leasehold acquisition costs of approximately $55 million (including $36 million in stock issued for acreage in the first quarter of 2012).

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

CONTACT:
Forest Oil
Larry C. Busnardo, 303-812-1441
Director, Investor Relations